Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Connie Kao
Group Vice President, Investor Relations
(925) 965-4668
connie.kao@ros.com

ROSS STORES ANNOUNCES CFO SUCCESSION PLAN

Dublin, California, February 20, 2025 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Adam Orvos (60), will retire as Executive Vice President and Chief Financial Officer, effective September 30, 2025. William Sheehan (56), currently Group Senior Vice President, Finance, has been promoted to Deputy Chief Financial Officer and is expected to succeed Mr. Orvos as Chief Financial Officer on October 1, 2025.

Mr. Sheehan has more than 34 years of broad-based financial experience in the retail industry. After 15 years with Lord & Taylor, he joined Ross in February 2006 and has served in roles of increasing responsibility across the Finance organization since that time. Upon becoming Chief Financial Officer, Mr. Sheehan will oversee the accounting, treasury, financial planning, tax, procurement, finance operations, risk management, and investor relations functions, and will report directly to Michael Hartshorn, Group President and Chief Operating Officer.

Michael Hartshorn commented, “Bill is a proven and talented finance executive with extensive managerial experience as well as a deep understanding of Ross. While Bill has reported to Adam over the past four years, he and I have worked closely together during his long tenure with the Company, which will support a smooth transition.”

Jim Conroy, Chief Executive Officer commented, “On behalf of our Board of Directors and the entire Company, we thank Adam for his financial leadership and expertise that have proven to be valuable assets in contributing to our strong financial position. We extend our best wishes to him and his family. We also congratulate Bill on his promotion and look forward to his future contributions.”

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,831 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 355 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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